MEMBERSHIP INTEREST PURCHASE AGREEMENT

This PURCHASE AGREEMENT (“Agreement”) dated July 1, 2010 (the “Closing Date”) is made by and between the undersigned sellers (“Sellers”) of membership interests of AACM3, L.L.C., a Texas limited liability company doing business as Petro 2000 Exploration (“Petro 2000”) and membership interests of PetroGreen Energy, LLC, a Nevada limited liability company (“PetroGreen”), and Adino Energy Corporation, a Montana corporation with its principal place of business at 2500 City West Boulevard, Suite 300, Houston, Texas 77042 (“Purchaser”).

WITNESSETH

WHEREAS, Sellers own one hundred percent (100%) of the membership interests of Petro 2000 and PetroGreen;

WHEREAS, Petro 2000 and PetroGreen are engaged in the exploration and production of oil and gas throughout Texas; and

WHEREAS, Purchaser desires to purchase 100% of the membership interests of Petro 2000 and PetroGreen and continue the operations of Petro 2000 and PetroGreen;

NOW, THEREFORE, in consideration of the representations, warranties, promises, covenants, and agreements hereinafter contained and intending to be legally bound, the parties hereby agree as follows:

ARTICLE I

SALE AND PURCHASE OF MEMBERSHIP INTERESTS

1.1           Sale and Purchase of Membership Interests.  Upon the terms and subject to the conditions contained herein, on the Closing Date, Sellers shall sell, assign, transfer, convey and deliver to Purchaser, and Purchaser shall purchase, acquire and accept from Sellers, all of Sellers’ right, title, ownership and interest in and to Sellers’ membership interests in Petro 2000 and PetroGreen (the “Membership Interests”). Sellers represent and warrant that they have full legal and beneficial title to the Membership Interests and that the Membership Interests are free and clear of any liens, security interests, or other encumbrances.

ARTICLE II

PURCHASE PRICE

2.1 Amount of Purchase Price. The purchase price for the Membership Interests shall be ten million (10,000,000) shares of Purchaser’s common stock, $0.001 par value (the “Stock”).

2.2 Issuance and Escrow of Stock.

(a) On the date hereof, Purchaser shall instruct its transfer agent to issue stock certificates to the Sellers in the share amounts listed on Exhibit A (the “Stock Certificates”). The Stock Certificates shall be issued in the names of the Sellers (or their designees); however, the Stock Certificates will be sent to and held in escrow by Whitley LLP Attorneys at Law as escrow agent (“Escrow Agent”). The Stock Certificates will contain a restrictive legend prohibiting the sale of the Stock unless the Stock is registered pursuant to the Securities Act of 1933 or pursuant to an applicable exemption therefrom.

(b) On any date following the date that the closing price of Purchaser’s common stock on the Over the Counter Bulletin Board is twenty five cents ($0.25) per share or greater (“Escrow Release Price”), the Sellers may request the Escrow Agent to release the Stock Certificates belonging to each Seller from escrow. Upon confirmation that the Escrow Release Price has been met, the Escrow Agent will release the Stock Certificates from Escrow as requested by the Sellers.

(c) The Escrow Agent shall have no liability to any person other than as set forth in Section 2.2(a) and 2.2(b).

ARTICLE III

CLOSING

3.1 Closing. The transactions contemplated by this Agreement shall close upon execution of this Agreement (“Closing”).

3.2 Closing Obligations.

At the Closing:

(a) Sellers will deliver (or cause to be delivered) to Purchaser:

(i) any certificates representing the Membership Interests, which certificates shall be endorsed and assigned to the Purchaser at Closing, or if the Membership Interests are not certificated, a transfer document executed by Sellers transferring all ownership in the Membership Interests of Petro 2000 and PetroGreen;

(ii) such other documents as required by this Agreement; and

(iii) such other documents as Purchaser may reasonably request.

(b) Purchaser will deliver (or cause to be delivered) to Sellers:

(i) a letter instructing its transfer agent to issue the Stock to the Sellers and to deliver the Stock Certificates to the Escrow Agent;

(ii) such other documents as required by this Agreement; and

(iii) such other documents as Sellers may reasonably request.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES BY SELLERS

Sellers represent and warrant to Purchaser as follows:

4.1 Organization, Powers and Qualifications.  Petro 2000 is a limited liability company duly organized and validly existing under the laws of the State of Texas and has all requisite corporate power and authority to own its properties and assets and carry on its business as now conducted. PetroGreen is a limited liability company duly organized and validly existing under the laws of the State of Nevada and has all requisite corporate power and authority to own its properties and assets and carry on its business as now conducted, except as set forth in Exhibit B.

4.2 Membership Interests. The Membership Interests owned by the Sellers represent 100% of the Membership Interest of Petro 2000 and PetroGreen. All of said Membership Interests are validly issued, fully paid, and non-assessable. There are no outstanding subscriptions, options, rights, warrants, convertible securities, or other agreements or commitments obligating Petro 2000 or PetroGreen to issue any additional Membership Interests.

4.3 Authorization of Agreement. Sellers have all requisite power, authority and legal capacity to execute and deliver this Agreement, and each other agreement, document, instrument or certificate contemplated by this Agreement or to be executed by Sellers in connection with the consummation of the transactions contemplated by this Agreement (together with this Agreement, the “Sellers’ Documents”), and to consummate the transactions contemplated hereby and thereby. Each of Sellers’ Documents are duly and validly executed by Sellers and (assuming the due authorization, execution and delivery by the other parties hereto and thereto) this Agreement constitutes, and each of Sellers’ Documents constitute, legal, valid and binding obligations of Sellers and the Purchaser, enforceable against Sellers in accordance with their respective terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium and similar laws affecting creditors’ rights and remedies generally, and subject, as to enforceability, to general principles of equity.

4.4 Conflicts; Consents of Third Parties. The execution, delivery or performance by Sellers of this Agreement, the Sellers’ Documents, the consummation of the transactions contemplated hereby or thereby, or compliance by Sellers with any of the provisions hereof or thereof will not (i) conflict with, violate, result in the breach or termination of, or constitute a default under any note, bond, mortgage, indenture, agreement or other instrument or obligation to which Petro 2000 or PetroGreen are a party or by which they are bound; (ii) violate any statute, rule, regulation, order or decree of any governmental body or authority by which Petro 2000 and Petro Green are bound; or (iii) result in the creation of any lien, charge or encumbrance upon the assets of Petro 2000 and PetroGreen.

4.5 Tax Returns. Sellers have delivered to Purchaser (i) a Schedule C to Form 1040 for Petro 2000 for the year ended December 31, 2008; (ii) a Schedule C to Form 1040 for Petro 2000 for the year ended December 31, 2009; and (iii) a Form 1065 for Petrogreen for the year ended December 31, 2009 (the “Tax Returns”).

4.6 [Intentionally Omitted.]

4.7 No Material Adverse Change. Since the date of the Tax Returns, to Sellers’ knowledge: (a) there has not been any material adverse change in the business, operations, properties, assets, or condition of Petro 2000 and PetroGreen, and (b) no event has occurred or circumstance exists that may result in such a material adverse change other than changes, events and circumstances existing in or affecting the capital markets and general economic and industry conditions.

4.8 Absence of Certain Changes and Events.

(a) Since the date of the Tax Returns there has not been any:

(i) any amendment or other modification of the certificate of organization or company agreement of Petro 2000 or PetroGreen;

(ii) any (A) incurrence, assumption or guaranty by Petro 2000 and PetroGreen of any indebtedness, (B) loan made by Petro 2000 and PetroGreen to any person or entity, or any (C) voluntary purchase, cancellation, prepayment or complete or partial discharge in advance of a scheduled payment date with respect to, or waiver of any right of Petro 2000 and PetroGreen under any indebtedness of or owing to Petro 2000 and PetroGreen, other than in the ordinary course of business in amounts and on terms consistent with past practice, except as set forth on Exhibit F and Exhibit H;

(iii) any damage, destruction or other casualty loss (whether or not covered by insurance) affecting Petro 2000 or PetroGreen;

(iv) any revaluation in any material respect of any of the Petro 2000 or PetroGreen;

(v) any material change in any pricing, investment, accounting, financial reporting, inventory, credit or allowance practice or policy of Petro 2000 or PetroGreen;

(vi) any (A) grant of, or agreement to grant under certain circumstances, any severance or termination pay to any director, officer or employee of Petro 2000 and PetroGreen, (B) entering into of any employment, deferred compensation or other similar agreement (or any amendment to any such existing agreement) with any director, officer or employee of Petro 2000 or PetroGreen;

(vii) increase in benefits payable under any existing severance or termination pay policies or employment agreements;

(vii) increase in compensation, bonus or other benefits payable to directors, officers or employees of Petro 2000 or PetroGreen, other than a guaranteed payment of $3,500 per month payable to Alex Perales, a Seller herein;

(viii) any cancellation, modification, termination or grant of a waiver of any provision of any permit or contract to which Petro 2000 or PetroGreen is a party, or any written or oral notification to Sellers that any party to any such arrangement intends to cancel or not renew such arrangement beyond its expiration date as in effect on the date hereof;

(ix) the making of any election with respect to taxes or the settling or compromising of any tax liability;

(x) any acquisition or disposition of any business or any asset or property from or to any person or entity (whether by merger, consolidation or otherwise) by Petro 2000 or PetroGreen, except as set forth on Exhibit H;

(xi) any incurrence of any lien on any of the material assets or properties of Petro 2000 or PetroGreen;

(xii) any capital expenditure or commitment for additions to property, plant or equipment used or held for use in the conduct of Petro 2000 or PetroGreen’s business constituting capital assets in an aggregate amount exceeding $10,000;

(xiii) any transaction with any officer, director or affiliate of Petro 2000 and PetroGreen (A) outside the ordinary course of business consistent with past practice or (B) other than on an arm’s length basis;

(xiv) any notice by a governmental agency or quasi-governmental agency, except as set forth on Exhibit C; or

(xv) the entering into any agreement or commitment to do any of the foregoing.

(b) Since the date of the Tax Returns:

(i) Petro 2000 and PetroGreen have carried on their businesses in a manner in accordance with past practices and in a manner which is to the best of Sellers’ knowledge and belief, reasonable and prudent;

(ii) Petro 2000 and PetroGreen have not engaged in any transaction out of the ordinary course of business including the purchase, sale, assignment, license, or other disposition or transfer of property, except as set forth on Exhibit H;

(iii) Petro 2000 and PetroGreen have not made capital expenditures of a material nature, or satisfied or discharged any material liabilities, except in the ordinary course of business, or incurred any liabilities, or, to the best of Sellers’ knowledge, incurred any contingent liabilities, except in the ordinary course of business, except as set forth on Exhibit H;

(iv) Petro 2000 and PetroGreen have not taken action or, to the extent the same is within its reasonable control, permitted any action to be taken inconsistent with preserving its existing business organization and relations with customers, suppliers, and others with whom it has a business relationship or with regard to protecting its rights and properties;

(v) Petro 2000 and PetroGreen have conducted their businesses in compliance with all material laws and regulations applicable to them;

(vi) Petro 2000 and PetroGreen have not encumbered or permitted to be encumbered any of its properties or assets, except in the ordinary course of business;

(vii) Petro 2000 and PetroGreen have not licensed, assigned, transferred, or conveyed to any third party any property or right necessary to conduct any of its current business, including any manufacturing rights or rights to access the computer source code related to any of its products; and

(viii) Petro 2000 and PetroGreen have not entered into any other transactions which would result in the transfer by Petro 2000 and PetroGreen of assets or rights for other than full and fair consideration.

4.9 Books and Records. The books of account, minute books, stock record books, and other records of Petro 2000 and PetroGreen, are complete and correct in all material respects and have been maintained in accordance with practices that are customary for similar businesses.

4.10 Environmental Matters.

(a) Except as set forth in Exhibit D, Petro 2000 and PetroGreen have not received any notice, report or information regarding any liabilities (whether accrued, absolute, contingent, unliquidated or otherwise), or any corrective, investigatory or remedial obligations, arising under environmental and safety requirements, with respect to the past or present operations of its business, its assets and/or its contracts.

(b) Petro 2000 and PetroGreen have obtained, and are in compliance with all terms and conditions of, all permits, licenses and other authorizations required pursuant to environmental and safety requirements with respect to past or present operations of its business and its assets.

(c) To the best of Sellers’ knowledge, there exists no asbestos-containing material in any form or condition at any property owned or occupied by Petro 2000 and PetroGreen.

(d) No facts, events or conditions relating to the assets, operations of the business and/or contracts of Petro 2000 and PetroGreen will (i) prevent, hinder or limit continued compliance by Purchaser, Petro 2000, and PetroGreen with environmental and safety requirements, (ii) give rise to any corrective, investigatory or remedial obligations on the part of Petro 2000 and PetroGreen pursuant to environmental and safety requirements, or (iii) give rise to any liabilities on the part of Petro 2000 and PetroGreen (whether accrued, absolute, contingent, unliquidated or otherwise) pursuant to environmental and safety requirements, including, without limitation, those liabilities relating to on-site or off-site hazardous substance releases, personal injury, property damage or natural resources damage.

(e) Neither Petro 2000 nor PetroGreen have assumed any liabilities or obligations of any third party under environmental and safety requirements.

(f) To the best of Sellers’ knowledge, there exists no environmental condition that could lead to liability under any state or federal environmental law for Petro 2000 and PetroGreen’s business, operations, or assets.

4.11 Taxes.

(a) All tax returns of Petro 2000 and PetroGreen required to be filed on or before the date hereof have been duly and timely filed on or before such date. Each such tax return is true, complete and correct, and all taxes upon Petro 2000 and PetroGreen that are due and payable, whether or not shown thereon, have been paid. There are no actions or proceedings currently pending or, to the knowledge of Sellers, threatened by any taxing authority against Petro 2000 and PetroGreen. Petro 2000 and PetroGreen have collected and remitted all sales, use, and excise taxes as required by each local jurisdiction in which it does business as of the date hereof. Petro 2000 and PetroGreen have withheld and paid all taxes required to have been withheld and paid in connection with amounts paid or owing to any employee, independent contractor, creditor, stockholder, or other third party.

(b) Neither Petro 2000 nor PetroGreen is a party to any agreement extending the time within which to file any tax return.  There is no dispute or claim concerning any tax liability of Petro 2000 and PetroGreen either (i) claimed or raised by any tax authority or (ii) otherwise known to Sellers. No issues have been raised in any examination by any tax authority with respect to Petro 2000 and PetroGreen which reasonably could be expected to result in a proposed deficiency for any other period not so examined. To Sellers’ knowledge, no claim has been made by a jurisdiction in which Petro 2000 and PetroGreen do not file tax returns that they are or may be subject to taxation by that jurisdiction.

(c) Neither Petro 2000 nor PetroGreen has waived (and neither of them is subject to a waiver of) any statute of limitations in respect of the payment of taxes nor have they agreed to any extension of time with respect to any tax assessment or deficiency (other than with respect to limitation periods that have since expired).

(d) None of Petro 2000 and PetroGreen’s assets is property that is required to be treated as owned by any other person pursuant to the “safe harbor lease” provisions of former section 168(f)(8) of the Internal Revenue Code of 1954 as amended (“IRC”) and in effect immediately prior to the enactment of the Tax Reform Act of 1986 and none of the Assets is “tax-exempt use property” within the meaning of IRC section 168(h).

(e) None of Petro 2000 and PetroGreen’s assets secure any debt, the interest on which is tax-exempt under IRC section 103.

4.12 Employees. Neither Petro 2000 nor PetroGreen have any employees.

4.13 [Intentionally Omitted.]

4.14 [Intentionally Omitted.]

4.15 Compliance with Legal Requirements, Governmental Authorizations.

(a) Except as set forth in Exhibit D, Petro 2000 and PetroGreen are in full compliance with each legal requirement that is applicable to them or to the conduct or operation of their business or the ownership or use of any of their assets.

(b) No event has occurred or circumstance exists that (with or without notice or lapse of time) (A) may constitute or result in a material violation by Petro 2000 and PetroGreen of, or a material failure on the part of Petro 2000 and PetroGreen to comply with, any legal requirement, or (B) may give rise to any material obligation on the part of Petro 2000 and PetroGreen to undertake, or to bear all or any portion of the cost of, any remedial action of any nature.

(c) Neither Petro 2000 nor PetroGreen has received any written notice or other communication from any governmental body regarding any material, actual, alleged, possible, or potential violation of, or failure to comply with, any legal requirement which would have a material adverse effect on Sellers which has not been remedied.

(d) Except as set forth in Exhibit D, PetroGreen and Petro 2000 have such governmental authorizations, permits, or licenses (collectively, “Licenses”) that are necessary for the conduct of their businesses, and they are in material compliance with terms, conditions, and requirements of the Licenses.

(e) Except as set forth in Exhibit B, the Licenses collectively constitute all of the governmental authorizations, permits, or licenses necessary to permit Petro 2000 and PetroGreen to lawfully conduct and operate their businesses in the manner that they currently conduct and operate their businesses and to permit Petro 2000 and PetroGreen to own and use their assets in the manner in which they currently own and use them.

(f) Subject to Section 11.3, no event has occurred or circumstance exists that may (with or without notice or lapse of time) (A) constitute or result directly or indirectly in a material violation of or a failure to comply with any term or requirement of any governmental authorization or permit listed or required to be listed or (B) result directly or indirectly in the revocation, withdrawal, suspension, cancellation, or termination of, or any modification to, any governmental authorization or permit listed or required to be listed.

(g) Except as set forth in Exhibit C, neither Petro 2000 nor PetroGreen have received any notice or other communication (whether oral or written) from any governmental body or any other person regarding any material actual, alleged, possible, or potential violation of or failure to comply with any term or requirement of any governmental authorization or permit.

(h) All applications required to have been filed for the renewal of the governmental authorizations or permits listed or required to be listed have been duly filed on a timely basis with the appropriate governmental bodies, and all other filings required to have been made with respect to such governmental authorizations or permits have been duly made on a timely basis with the appropriate governmental bodies.

4.16 Legal Proceedings; Orders.

(a) There is no pending proceeding:

(i) that challenges, or that may have the effect of preventing, delaying, making illegal, or otherwise interfering with, the transaction contemplated by this Agreement; and

(ii) To the knowledge of Sellers, no event has occurred or circumstance exists that may give rise to or serve as a basis for the commencement of any such proceeding.

(b) There is no order, award, decision, injunction, judgment, ruling, subpoena or verdict entered, issued, made or rendered by any court, administrative agency, or other governmental body or by an arbitrator (collectively an “Order”) to which Petro 2000 and PetroGreen is subject, the violation of or compliance with which would have a material adverse effect on Petro 2000 or PetroGreen or their assets.

(c) No officer, director, agent or employee of Petro 2000 or PetroGreen is subject to any Order that prohibits such officer, director, agent or employee from engaging in or continuing any conduct, activity or practice relating to the business of Petro 2000 or PetroGreen or that would in any manner affect Petro 2000 or PetroGreen’s business or assets.

4.17 Contracts.

(a) Sellers have delivered to Purchaser a true and complete copy of all contracts material to the conduct of the business, the operations, or the ability to use the assets of Petro 2000 and PetroGreen;

(b) Neither Sellers nor any affiliate of Sellers have or may acquire any rights under any contract that relates to the business of, or any of the assets owned or used by Petro 2000 or PetroGreen;

(c) No officer or director of Petro 2000 and PetroGreen and, to the knowledge of Sellers, no agent, employee, consultant, or contractor of Petro 2000 and PetroGreen is bound by any contract that purports to limit the ability of such officer, director, agent, employee, consultant, or contractor to (A) engage in or continue any conduct, activity, or practice relating to Petro 2000 or PetroGreen’s business or (B) assign to Petro 2000 and PetroGreen or to any other person any rights to any invention, improvement, or discovery;

(d) To the knowledge of Sellers, each contract delivered to Purchaser is in full force and effect and is valid and enforceable in accordance with its terms;

(e) Petro 2000 and PetroGreen are in material compliance with all applicable terms and requirements of each contract under which Petro 2000 and PetroGreen have any obligation or liability or by which Petro 2000, PetroGreen or any of the assets owned or used by Petro 2000 and PetroGreen is bound;

(f) To the knowledge of Sellers, each other person that has or had any obligation or liability under any contract under which Petro 2000 and PetroGreen has or had any rights is in full compliance with all applicable terms and requirements of such contract;

(g) To the knowledge of Sellers, no event has occurred or circumstance exists that (with or without notice or lapse of time) may contravene, conflict with, or result in a violation or breach of, or give Sellers or any other person the right to declare a default or exercise any remedy under, or to accelerate the maturity or performance of, or to cancel, terminate, or modify, any contract;

(h) Except as set forth in Exhibit E, Petro 2000 and PetroGreen have not given to or received from any other person any written notice or other communication regarding any actual, alleged, possible, or potential violation or breach of, or default under, any contract;

(i) There are no renegotiations of, attempts to renegotiate, or outstanding rights to renegotiate any material amounts paid or payable to Petro 2000 and PetroGreen under current or completed contracts with any person and no such person has made written demand for such renegotiation; and

(j) The contracts relating to the provision of goods or services by Petro 2000 and PetroGreen have been entered into in the ordinary course of business and have been entered into without the commission of any act alone or in concert with any other person, or any consideration having been paid or promised, that is or would be in violation of any legal requirement.

4.18 Insurance.  Neither Petro 2000 nor PetroGreen are insured by any insurance policies.

4.19 Intellectual Property.

(a) The term “Intellectual Property Assets” means:

(i) all fictional business names, trading names, registered and unregistered trademarks, service marks, and applications owned, used or licensed to Petro 2000 and PetroGreen (collectively, “Marks”); and

(ii) all know-how, trade secrets, confidential information, customer lists, software, technical information, data, and process technology (collectively, “Trade Secrets”) owned, used, or licensed by Petro 2000 or PetroGreen as licensee or licensor.

(b) Know-How Necessary for the Business.

(i) Petro 2000 and PetroGreen are the owner of all right, title, and interest in and to each of their respective Intellectual Property Assets, free and clear of all encumbrances, or have the right to use the Intellectual Property Assets without payment to a third party.

(ii) To Sellers’ knowledge, no employee of Petro 2000 or PetroGreen has entered into any contract that restricts or limits in any way the scope or type of work in which the employee may be engaged or requires the employee to transfer, assign, or disclose information concerning his work to anyone other than Petro 2000 or PetroGreen.

(c) Trade Secrets. Petro 2000 and PetroGreen have good title to and an absolute (but not necessarily exclusive) right to use the Trade Secrets.  To Sellers’ knowledge, no Trade Secret is subject to any adverse claim or has been challenged or threatened in any way.

4.20 Real Estate; Oil and Gas Leases; Material Fixed Assets. Petro 2000 and PetroGreen have provided to Purchaser true and correct copies of all oil and gas leases to which they are a party and true and correct descriptions of all real estate and material fixed assets other than personal assets, and each such oil and gas lease, real property and asset is free and clear of all mortgages, liens or other encumbrances and there are no eminent domain or condemnation proceedings affecting such real property. Petro 2000 and Petro Green hold good and marketable title to all of their oil and gas leases.

4.21 Certain Payments. Neither Petro 2000 nor PetroGreen nor any director, officer, agent, or employee of Petro 2000 or PetroGreen, or any other person associated with or acting for or on behalf of them, has directly or indirectly (a) made any contribution, gift, bribe, rebate, payoff, influence payment, kickback, or other payment to any person, private or public, regardless of form, whether in money, property, or services (i) to obtain favorable treatment in securing business, (ii) to pay for favorable treatment for business secured, or (iii) to obtain special concessions or for special concessions already obtained, for or in respect of Petro 2000 or PetroGreen or any affiliate of them, in violation of any legal requirement, or (b) established or maintained any fund or asset that has not been recorded in the books and records of Petro 2000 and PetroGreen.

4.22 Borrowings. Exhibit F lists all existing instruments, agreements or arrangements pursuant to which Sellers, Petro 2000 or PetroGreen has borrowed any money, incurred any other indebtedness, established a line of credit or guaranteed the indebtedness or obligation of another person, corporation or other entity involving assets or property which is being sold pursuant to this Agreement.

4.23 Bank Accounts. Exhibit G lists all banks in which Petro 2000 or PetroGreen have an account or a safe deposit box, the respective account numbers of such accounts, and the names of all persons authorized to draw on such accounts or who have access to such accounts. If requested by Purchaser, Sellers shall cooperate with Purchaser to ensure that the appropriate persons requested by Purchaser are added as authorized signatories to such accounts, and that persons not desired by Purchaser as authorized signatories are removed as such from the accounts.

4.24 Related Party Transactions. Other than as set forth in Exhibit H, neither Petro 2000 nor PetroGreen has any contract, extension of credit, business arrangement or other relationship of any kind with any of the following persons:  (i) any executive officer or director; (ii) any shareholder owning five percent (5%) or more of the outstanding stock of Petro 2000 and PetroGreen; (iii) any “associate” (as defined in Rule 405 under the Securities Act) of the foregoing persons; or (iv) any business in which any of the foregoing persons is an officer, director, employee or five percent (5%) or greater equity owner.

4.25 [Intentionally Omitted].

4.26 Disclosure.

(a) Neither this Agreement, nor any financial statement, schedule (including without limitation the exhibits to this Agreement), certificate, or other statement or document delivered by Sellers to Purchaser in connection herewith contains any statement which, at the time and in light of the circumstances under which it is made, is false or misleading with respect to any material fact or omits to state any material fact necessary in order to make the statements contained therein not misleading in light of the circumstances in which they are made.

(b) Sellers have made available to Purchaser true and complete copies of all documents described above. Except to the extent described, Sellers, Petro 2000 and PetroGreen have performed all of the obligations required to be performed by them to date and are not in default in any material respect under any of the agreements, contracts, instruments or documents described above, nor, to the best knowledge of Sellers is any other party to such agreements, contracts, instruments or documents in default thereunder in any material respect.

4.27 Condition of Properties. All assets of Petro 2000 and PetroGreen are in good operating condition and repair, subject only to ordinary wear and tear and depletion which is not such as to render them less than substantially fit for the purposes for which they are being used.

4.28 Accuracy of Representations and Warranties. The representations and warranties of Sellers contained in this Agreement, including the attached exhibits, contain no untrue statement of a material fact and do not omit or misstate a material fact necessary in order to make the statement contained therein not misleading in light of the circumstances in which they are made.

4.29 Customers, Vendors and Suppliers.  There is no actual or, to the knowledge of Sellers, threatened termination, cancellation, limitation or any modification or change in business relationship of Petro 2000 and PetroGreen with any customer or group of customers of Petro 2000 and PetroGreen.  Within the six-month period prior to the date hereof, neither Petro 2000 nor PetroGreen have received any notice from any vendor or supplier of an item material to Petro 2000’s or PetroGreen’s business that such vendor or supplier will not continue to make deliveries on the same price, quality and delivery terms and conditions consistent with past practices of such vendor or supplier. There are no claims against Petro 2000 and PetroGreen to return merchandise by reason of alleged over-shipments, defective merchandise or otherwise in excess of $5,000 in the aggregate and, to the knowledge of Sellers, there is no basis for any such claims.

4.30 [Intentionally Omitted.]

4.31 Real Property Holding Corporation. Neither Petro 2000 nor PetroGreen is a United States real property holding corporation within the meaning of Section 897(c)(2) of the Internal Revenue Code of 1986 as amended and any regulations promulgated thereunder.

ARTICLE V

REPRESENTATION AND WARRANTIES OF PURCHASER

Purchaser represents and warrants to Sellers at and as of the date of this Agreement as follows:

5.1 Organization, Powers and Authority. Purchaser is a corporation duly organized and validly existing under the laws of the State of Montana and has all requisite corporate power and authority to execute, deliver and perform this Agreement. The Board of Directors of Purchaser has authorized the execution, delivery and performance of this Agreement by Purchaser and has authorized the transactions contemplated by the Agreement. Purchaser has duly executed and delivered the Agreement. The Agreement is valid, binding and enforceable against Purchaser in accordance with its terms subject only to applicable bankruptcy, insolvency, reorganization, moratorium and similar laws affecting creditors’ rights and remedies generally, and subject, as to enforceability, to general principles of equity.

5.2 Authority; No Conflict; Consents. The execution and delivery of this Agreement by Purchaser does not, and the consummation of the transactions contemplated hereby will not (i) conflict with, or result in any violation or breach of any provisions of its articles of incorporation or bylaws, (ii) result in any violation or breach of, or constitute (with or without notice or lapse of time, or both) a default or give rise to a right of termination, cancellation or acceleration of any obligation or loss of any material benefit, under any of the terms, conditions or provisions of any note, bond mortgage, indenture, lease, contract or other agreement, instrument or obligation to which Purchaser is a party or by which any of its properties or assets by which may Purchaser be bound, or (iii) conflict with or violate any permit, concession, franchise, lien, judgment, order, decree, statute, law, ordinance, rule or regulation applicable to Purchaser or any of its properties or assets. There is no action, suit, proceeding, claim, arbitration, or investigation pending, or to the best knowledge of Purchaser threatened, against Purchaser which in any manner challenges or seeks to prevent, enjoin, alter or materially delay any of the transactions contemplated by this Agreement.

5.3 Governmental Approvals. The execution and delivery of this Agreement and any related agreements by the Purchaser do not, and the performance of this Agreement and related agreements by the Purchaser and the consummation of the transactions contemplated hereby and thereby will not, require any consent, approval, authorization or permit of, or filing with or notification to, any governmental entity.

5.4 Certain Proceedings. There is no pending proceeding that has been commenced against Purchaser and that challenges, or may have the effect of preventing, delaying, making illegal, or otherwise interfering with the transactions contemplated by this Agreement. To Purchaser’s knowledge, no such proceeding has been threatened.

5.5 Accuracy of Representations. The representations and warranties of Purchaser contained in this Agreement, contain no untrue statement of a material fact and do not omit or misstate a material fact necessary in order to make the statements contained therein misleading in light of the circumstances in which they are made.

ARTICLE VI

[INTENTIONALLY OMITTED.]

ARTICLE VII

[INTENTIONALLY OMITTED.]

ARTICLE VIII

[INTENTIONALLY OMITTED.]

ARTICLE IX

SURVIVAL OF REPRESENTATIONS AND WARRANTIES

9.1 Survival. The representations, warranties, covenants and obligations in this Agreement shall survive the Closing.

9.2 Schedules and Exhibits. For purposes of this Agreement, each statement or other item of information set forth in the exhibits or schedules shall be deemed to be a representation and warranty made by Sellers in this Agreement.

9.3 Applicability of Representations and Warranties. For purposes of Article 4, each Seller shall be deemed to be making only representations and warranties as to the company in which he is a member, and not as to any other company.

ARTICLE X

10.1 Indemnification.

(a) Sellers hereby agree to indemnify and hold Purchaser and its directors, officers, employees, affiliates, agents, successors and assigns (collectively, the “Purchaser’s Indemnified Parties”) harmless from and against:

(i) any and all debts and liabilities of any type whatsoever of Sellers, PetroGreen, and Petro 2000 and all causes of action, claims and proceedings asserted against Purchaser which were incurred or arose prior to the Closing Date;

(ii) any and all Losses based upon, attributable to or resulting from the failure of any representation or warranty of the Sellers set forth in Article 4 hereof, or any representation or warranty contained in any certificate delivered by or on behalf of the Purchaser pursuant to this Agreement, to be true and correct as of the date made;

(iii) any and all losses, liabilities, obligations, damages, costs and expenses based upon, attributable to or resulting from the breach of any covenant or other agreement on the part of Sellers under this Agreement;

(iv) all losses, liabilities, obligations, damages, costs and expenses with respect to which indemnification is provided hereunder (collectively, “Losses”) and any and all notices, actions, suits, proceedings, claims, demands, assessments, judgments, costs, penalties and expenses, including attorneys’ and other professionals’ fees and disbursements (collectively, “Expenses”) incident thereto; and

(v) any taxes (including interest and penalties) assessed against Purchaser, Petro 2000, or PetroGreen which arose prior to the Closing Date;

(b) Purchaser hereby agrees to indemnify and hold Sellers and its affiliates, agents, successors and assigns (collectively, the “Sellers’ Indemnified Parties”) harmless from and against:

(i) any and all Losses based upon, attributable to or resulting from the breach of any covenant or other agreement on the part of Purchaser under this Agreement;

(ii) any and all payments of debts, claims and liabilities incurred by Petro 2000, Petro Green, or Purchaser which are incurred subsequent to the Closing and which are attributable to Purchaser’s operation of the business; and

(iii) all Losses and any Expense incident thereto involving items listed in 10.1(b)(i) or (ii).

10.2 Indemnification Procedures.

(a) In the event that any legal proceedings shall be instituted or that any claim or demand (“Claim”) shall be asserted by any person in respect of which payment may be sought under Section 10.1 hereof, the indemnified party shall reasonably and promptly cause written notice of the assertion of any Claim of which it has knowledge which is covered by this indemnity to be forwarded to the indemnifying party.

(b) The indemnifying party shall have the right, at its sole option and expense, to be represented by counsel of its choice and to defend against, negotiate, settle or otherwise deal with any Claim which relates to any Losses indemnified against hereunder. If the indemnifying party elects to defend against, negotiate, settle or otherwise deal with any Claim which relates to any Losses indemnified against hereunder, it shall within five (5) days (or sooner, if the nature of the Claim so requires) notify the indemnified party of its intent to do so.

(c) If the indemnifying party elects not to defend against, negotiate, settle or otherwise deal with any Claim which relates to any Losses indemnified against hereunder, and fails to notify the indemnified party of its election as herein provided or contests its obligation to indemnify the indemnified party for such Losses under this Agreement, the indemnified party may defend against, negotiate, settle or otherwise deal with such Claim.  If the indemnified party defends any Claim, then the indemnifying party shall reimburse the indemnified party for the Expenses of defending such Claim upon submission of periodic bills.  If the indemnifying party shall assume the defense of any Claim, the indemnified party may participate, at his or its own expense, in the defense of such Claim; provided, however, that such indemnified party shall be entitled to participate in any such defense with separate counsel at the expense of the indemnifying party if, (i) so requested by the indemnifying party to participate or (ii) in the reasonable opinion of counsel to the indemnified party, a conflict or potential conflict exists between the indemnified party and the indemnifying party that would make such separate representation advisable; and provided, further, that the indemnifying party shall not be required to pay for more than one such counsel for all indemnified parties in connection with any Claim.  The parties hereto agree to cooperate fully with each other in connection with the defense, negotiation or settlement of any such Claim.

(d) After any final judgment or award shall have been rendered by a court, arbitration board or administrative agency of competent jurisdiction and the expiration of the time in which to appeal therefrom, or a settlement shall have been consummated, or the indemnified party and the indemnifying party shall have arrived at a mutually binding agreement with respect to a Claim hereunder, the indemnified party shall forward to the indemnifying party notice of any sums due and owing by the indemnifying party pursuant to this Agreement with respect to such matter and the indemnifying party shall be required to pay all of the sums so due and owing to the indemnified party by wire transfer of immediately available funds within 10 business days after the date of such notice.

(e) The failure of the indemnified party to give reasonably prompt notice of any Claim shall not release, waive or otherwise affect the indemnifying party’s obligations with respect thereto except to the extent that the indemnifying party can demonstrate actual loss and prejudice as a result of such failure.

10.3 Reliance. No disclosure by any party to this Agreement nor any investigation made by or in behalf of any party with respect to another party shall be deemed to affect the party’s reliance on the respective representations and warranties contained in this Agreement and shall not effect a waiver of that party’s rights to indemnity as herein provided or the breach of any said representations and warranties.

ARTICLE XI

POST-CLOSING COVENANTS

11.1 Cooperation. The parties will cooperate with and provide such further assurances to each other as are reasonably necessary or requested to perfect (of record or otherwise) and effectively vest the Purchaser’s title to the Membership Interests and aid in the prosecution, defense, or other action regarding litigation of any rights arising from or affecting title to the Membership Interests.

11.2 Treatment of Confidential Information. Sellers and Purchaser acknowledge that they have or may have had in the past, and in the future may have, access to confidential information of each other. Sellers and Purchaser agree that they will keep confidential all such confidential information and, except with the specific prior written consent of the other party, will not disclose such confidential information to any person except each party’s representatives, provided that such representatives (other than counsel) agree to the confidentiality provisions of this Section. Confidential information shall not include (A) such information that becomes known to the public generally through no fault of either party, (B) information required to be disclosed by the terms of this Agreement or by law or the order of any governmental authority under color of law, provided that prior to disclosing any information pursuant to this clause (B), the disclosing party shall, if possible, give prior written notice thereof to the other party and provide the other party with the opportunity to contest such disclosure, or (C) such information that the disclosing party reasonably believes is required to be disclosed in connection with the defense of a lawsuit against the disclosing party. Nothing herein shall be construed as prohibiting either party from pursuing any other remedy available at law or in equity for such breach or threatened breach, including the recovery of damages.

11.3 Further Assurances.  The parties shall cooperate with each other and sign any documents necessary in order to complete the sale of the Stock and other transactions contemplated hereby.

ARTICLE XII

GENERAL PROVISIONS

12.1 Notices. Any notice, request, instruction or other document to be given hereunder by any party hereto shall be in writing and shall be delivered personally or sent by courier or express delivery service by reputable overnight courier, by facsimile, by electronic mail with delivery confirmation, or by registered or certified mail, postage prepaid, return receipt requested to the following addresses:

if to Sellers:	As set forth in Exhibit A

if to Purchaser:	Attn.: Mr. Timothy G. Byrd, Sr.
Adino Energy Corporation
2500 City West Boulevard, Suite 300
Houston, Texas 77042
(___) ___ -- ____ Facsimile
tbyrd@adinoenergycorp.com

or such other addresses as any party may designate by written notice to the other parties.  Any party may change the name and contact information for receipt of its notices hereunder with notice to the other parties.

12.2 Governing Law. This agreement and the transaction documents shall be governed by and construed in accordance with the laws of the State of Texas without regard to principles of conflicts of law.

12.3 Expenses. Except as otherwise provided in this Agreement, Sellers and Purchaser shall each bear their own expenses incurred in connection with the negotiation and execution of this Agreement and each other agreement, document and instrument contemplated by this Agreement and the consummation of the transactions contemplated hereby and thereby.

12.4 Parties-In-Interest. This agreement shall be binding upon and inure to the benefit of the parties hereto, their respective heirs, administrators, executors, successors and assigns.

12.5 Entire Agreement and Modification. This Agreement (including its   exhibits) constitutes and contains the entire agreement of the parties and supersedes any and all prior negotiations, correspondence, understandings and agreements between the parties respecting its subject matter. This Agreement may not be amended except by a written agreement executed by the party to be changed with the amendment.

12.6 Waiver. Any of the terms and conditions of this Agreement, and any inaccuracies in any of the representations or warranties contained herein, may be waived at any time and from time to time, in writing, by such parties as are entitled to the benefit of such terms, conditions, warranties or representations. Such waiver shall not constitute or be deemed a waiver of any other terms, conditions or inaccuracies.

12.7 Attorney’s Fees. If suit or action is filed by any party to enforce this Agreement or otherwise with respect to the subject matter of this Agreement, the prevailing party shall be entitled to recover from the non-prevailing party all costs of such suit, including reasonable attorneys’ fees incurred in preparation for and prosecution of such suit or action as fixed by the trial court, and if any appeal is taken from the decision of the trial court, reasonable attorney’s fees as fixed by the appellate court.

12.8 Interpretation. Headings, captions, section or section numbers appearing in this Agreement are for ease of reference and convenience only, and shall in no way be deemed to define, modify, affect, limit or describe the scope, intent or content of this Agreement or of provisions to which they relate.

12.9 Singular or Plural Words.  Whenever used, the singular pronoun will include the plural, the plural will include the singular, and the uses of any gender will include all genders as required or necessary for proper grammatical reading or as the sense or context requires.

12.10 Severability.  The invalidity of any one or more of the words, phrases, sentences, clauses, sections or subsections contained in this Agreement shall not affect the enforceability of the remaining portions of the Agreement or any part hereof, all of which are inserted conditionally on their being valid in law, and, in the event that any one or more of the words, phrases, sentences, clauses, sections or subsections contained in this Agreement shall be declared invalid, this Agreement shall be construed as if such invalid word or words, phrase or phrases, sentence or sentences, clause or clauses, section or sections or subsection or subsections had not been inserted.

12.11 Assignment and Delegation. This Agreement may be assigned by the Purchaser provided the assignee assumes the obligations of the Purchaser hereunder.  Any acts which are required or permitted to be performed under this Agreement may be performed by the party’s designated agents(s), employees, permitted assigns or successors, and such acts will be deemed to have been performed by the party if it is in fact performed at the party’s direction or with the party’s consent by any such designated person or entity.

12.12 Counterparts. This Agreement may be executed in several counterparts and all of such counterparts shall constitute one and the same instrument with the same force and effect as if all the parties had executed the same document.

IN WITNESS WHEREOF, the parties have executed this PURCHASE AGREEMENT as of the date first written above.

Purchaser:
ADINO ENERGY CORPORATION

By:	/s/
Timothy G. Byrd, Sr.
Title: Chief Executive Officer

Sellers:
ALEJANDRO PERALES

By:	/s/
Timothy G. Byrd, Sr.
Title: Chief Executive Officer

Purchaser:
ADINO ENERGY CORPORATION

By:	/s/
WILLIAM R SCHWARTZ

By:	/s/
JOHN SCHWARTZ, SR.

By:	/s/
JOSEPH SCHWARTZ

By:	/s/
GEORGE SCHWARTZ

By:	/s/
ALFRED SCHWARTZ

By:	/s/
ANTHONY WHEAT

By:	/s/

EXHIBIT A

NAMES AND ADDRESSES OF SELLERS AND ALLOCATION OF SHARES

Name and Address	Number of Shares

[Confidential treatment claimed pursuant to Rule 24b-2]

TOTAL	10,000,000

EXHIBIT B

ORGANIZATION, POWERS AND QUALIFICATIONS

PetroGreen is not registered to transact business in Texas.

EXHIBIT C

NOTICES OR CLAIMS BY GOVERNMENTAL AGENCIES

On July 28, 2009, Alejandro Perales, a Seller herein, received an information request from the Texas State Securities Board regarding the use of investor funds in several companies controlled by him.

On June 4, 2010, Petro 2000 received a delinquency notice from the Texas Railroad Commission regarding pressure testing of certain disposal/injection wells.

EXHIBIT D

ENVIRONMENTAL CLAIMS

On June 4, 2010, Petro 2000 received a delinquency notice from the Texas Railroad Commission regarding pressure testing of certain disposal/injection wells.

EXHIBIT E

NOTICE OF BREACH OF CONTRACT

On September 16, 2009, Roy J. Holland, Roy C. Holland, Derwood Blagrave, Daryl Schniers, Kevin Schniers, William Schniers, Susie Wilde, and Brett Schniers filed suit against Alejandro Perales and Petro 2000 in the 340th Judicial District Court of Tom Green County, Texas under Cause No. C-09-1136-C. Mr. Perales and Petro 2000 filed a third-party action against John King.

There has been no settlement of these cases and no court date has been set.

EXHIBIT F

BORROWINGS

Petrogreen energy LLC

AACM/Petro 2000	$60,706.13
3124 Sherwood Way; STE B
San Angelo, TX 76901

Alejandro Perales	$176,678.32
2554 Cedar Ridge Lane
San Angelo, Texas 76904

AACM3/Petro 2000 Exploration

John Schwartz, Sr	$29,500.00
5714 Debus Rd
San Angelo, TX 76905

Joseph Schwartz	$29,500.00
330 CR 130
Garden City, TX 79739

George Schwartz	$29,500.00
2951 CR 280
Garden City, TX 79739

Alfred Schwartz
2765 FM 3093
Garden City, TX 79739	$29,500.00

McDonald Investments	$8,665.31

Bank of America	$3,205.06
San Angelo, TX

Texas State Bank	$3,788.70
2201 Sherwood Way PO Box 3186
San Angelo, TX 76902

EXHIBIT G

BANK ACCOUNTS

Petrogreen,  LLC

[Confidential treatment claimed pursuant to Rule 24b-2]

AACM3 LLC/ Petro 2000 Exploration

[Confidential treatment claimed pursuant to Rule 24b-2]

EXHIBIT H

RELATED PARTY TRANSACTIONS

1.
Notes receivable from John, Joseph, George and Alfred Schwartz (listed on Exhibit F). Loans were made by these investors to Petro 2000 Exploration. This was prior to their investment in Petrogreen Energy, LLC.  The loan was for operating capital and the purchase of working interest.

2.
Petro 2000 sold a drilling rig and equipment to Petrogreen LLC.  The proceeds were used to pay off a payable owed by Petro 2000 to Petrogreen and the remainder was set up as a note payable from Petrogreen to Petro 2000.  (Note listed on Exhibit F)

3.
Alejandro Perales transferred in to Petrogreen Energy 50% of his working interest in the Felix Brandt leases as a capital contribution.  He then sold the remaining 50% working interest to Petrogreen energy.  Petrogreen Energy set up a note payable to Alejandro Perales for the value of the 50% working interest transferred.